Exhibit 5.1

January 24, 2025

Impact BioMedical Inc.

1400 Broadfield Blvd., Suite 130

Houston, TX 77084

Re: Impact BioMedical Inc. - Form S-8 Registration Statement

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Impact BioMedical Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”).

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being issued pursuant to the Registration Statement, as well as the securities being registered in connection with the selling stockholders are duly authorized and will be, when so issued, legally and validly issued, and fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

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